Exhibit 4(d)21
DESCRIPTION OF ENTERGY LOUISIANA, LLC’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
References in this exhibit to the “we,” “us,” or “our” are to Entergy Louisiana, LLC, a limited liability company organized under the laws of the State of Texas and, as of October 1, 2015, the successor by merger to the regulated utility operations of the Texas limited liability companies Entergy Gulf States Louisiana, LLC (“EGSL”) and Entergy Louisiana, LLC (“Old Entergy Louisiana”), each formerly a public utility company providing services to customers in the State of Louisiana.
As of February 21, 2020, we have three series of bonds outstanding that are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

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our First Mortgage Bonds, 5.25% Series due July 1, 2052, issued in an aggregate principal amount of $200,000,000 under the Seventy-Fifth Supplemental Indenture, dated as of July 1, 2012, to our Mortgage and Deed of Trust dated as of April 1, 1944, as it has heretofore been and may be amended or supplemented from time to time, with The Bank of New York Mellon, as successor trustee, and traded on the New York Stock Exchange (the “NYSE”) under the ticker ELJ (the “2052 Bonds”);

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our First Mortgage Bonds, 4.70% Series due June 1, 2063, issued in an aggregate principal amount of $100,000,000 under the Seventy-Seventh Supplemental Indenture, dated as of May 1, 2013, to our Mortgage and Deed of Trust dated as of April 1, 1944, as it has heretofore been and may be amended or supplemented from time to time, with The Bank of New York Mellon, as successor trustee, and traded on the NYSE under the ticker ELU (the “2063 Bonds,” and together with the 2052 Bonds, the “FMBs”); and

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our Collateral Trust Mortgage Bonds, 4.875% Series due September 1, 2066, issued in an aggregate principal amount of $270,000,000 with their terms established by Officer’s Certificate 6-B-5, dated August 10, 2016, pursuant to our Mortgage and Deed of Trust dated as of November 1, 2015, as it may be amended or supplemented from time to time, with The Bank of New York Mellon, as trustee, and traded on the NYSE under the ticker ELC (the “2066 Bonds”).

The full aggregate principal amount of each series of FMBs and of the 2066 Bonds is currently outstanding.
Description of the FMBs
All terms defined within this section “Description of the FMBs” are defined as such only for purposes of this section.
We have issued, and may from time to time issue, bonds in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of April 1, 1944, with The Bank of New York Mellon, as successor trustee (the “trustee”). This Mortgage and Deed of Trust, as it has heretofore been and may be amended or supplemented from time to time, is referred to in this section as the “mortgage.” All first mortgage bonds issued or to be issued under the mortgage, including the FMBs, are referred to herein as “first mortgage bonds.”

The mortgage, including the applicable supplemental indentures relating to the FMBs, contains the full legal texts of the matters described herein. Because this is a summary, it does not describe every aspect of the mortgage, the supplemental indentures relating to each series of FMBs, or the outstanding first mortgage bonds, including the FMBs. The mortgage and the supplemental indentures that relate to the outstanding first mortgage bonds, including the FMBs, are filed as exhibits to the Annual Report on Form 10-K to which this is filed as an exhibit. You should read the mortgage for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the mortgage, including the definitions of some of the terms used in the mortgage, and to the particular terms of the supplemental indenture that relates to each series of FMBs. The mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the FMBs.
General
The mortgage permits us to issue first mortgage bonds from time to time subject to the limitations described under “-Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of that series. This means that we may from time to time, without the consent of the existing holders of the first mortgage bonds of any series, including the FMBs, create and issue additional first mortgage bonds of a series having the same terms and conditions as the previously issued first mortgage bonds of that series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on those additional first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with and will form a single series with the previously issued first mortgage bonds of that series. For more information, see the discussion below under “-Issuance of Additional First Mortgage Bonds.”
Payment
The principal amount of the FMBs and interest thereon is and will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the trustee in the Borough of Manhattan, City and State of New York.
Interest on the 2052 Bonds accrues at the rate of 5.25% per year. Interest on the 2063 Bonds accrues at the rate of 4.70% per year. In both cases, interest started to accrue from the date that the respective series of FMBs was issued. Interest payments on the 2052 Bonds are made on January 1, April 1, July 1 and October 1 of each year. Interest payments on the 2063 Bonds are made on March 1, June 1, September 1 and December 1 of each year. As long as the FMBs are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (defined as any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the FMBs at a rate of 6% per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.
Interest on the FMBs is computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date of a FMB falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.

As long as the FMBs are registered in the name of DTC or its nominee, we will pay principal and interest due on the FMBs to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the FMBs as described under the heading “-Book-Entry Only Securities.”
Redemption and Retirement
General
We may redeem the FMBs prior to maturity, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at any time, at a redemption price equal to 100% of the principal amount of the FMBs being redeemed plus any accrued and unpaid interest thereon to, but not including, the redemption date. Unless the FMBs are held in book-entry only form through the facilities of DTC, in which case DTC’s procedures for selection shall apply (see “-Book-Entry Only Securities”), if less than all of the FMBs of either series are to be redeemed, the trustee will select the FMBs to be redeemed.
Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the FMBs subject to such notice of redemption will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date upon surrender of any FMBs for redemption. If only part of an FMB is redeemed, the trustee will deliver to the holder of the FMB a new FMB of the same series for the remaining portion without charge.
We may make any redemption at our option conditional upon the receipt by the trustee, prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the trustee has not received the money by the date fixed for redemption, we will not be required to redeem the FMBs.
Special Retirement Provisions
If, during any 12-month period, we dispose of mortgaged property (as defined under “-Security”, below) by order of or to any governmental authority, resulting in the receipt of $5,000,000 or more as proceeds, we, subject to certain conditions, must apply such proceeds, less certain deductions, to the retirement of outstanding first mortgage bonds. If this occurs, we may redeem the outstanding first mortgage bonds of any series that are redeemable before maturity by the application of cash deposited for this purpose at the redemption prices applicable to those first mortgage bonds.
Form and Exchange
The FMBs are fully-registered first mortgage bonds without coupons, issued in denominations of $25 and integral multiples of $25 in excess thereof. Each series of the FMBs is represented by a global certificate without coupons registered in the name of a nominee of DTC.
The FMBs are exchangeable for other FMBs of the same series in equal aggregate principal amounts. No service charge will be made for any registration of transfer or exchange of the FMBs. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. We will not be required to provide for the transfer or exchange of any FMB:

1.	during the 10 days before an interest payment date,

2.	during the 10 days before any designation of such FMB to be redeemed, or

3.	selected for redemption.

Security
The FMBs, together with all other first mortgage bonds now or in the future outstanding under the mortgage, are and will be secured, equally and ratably, by the lien of the mortgage, which constitutes a first mortgage lien on substantially all of our property that was owned by Old Entergy Louisiana just before the effectiveness of the business combination of Old Entergy Louisiana and EGSL on October 1, 2015, together with replacements, additions and extensions of or to such property that we acquire on or after October 1, 2015 (the “mortgaged property”), which lien is subject to bankruptcy law and to:

1.	leases of minor portions of our mortgaged property to others for uses which do not interfere with our business;

2.	leases of certain of our mortgaged property not used in our business; and

3.	excepted encumbrances.

There is excepted from the lien certain of our property, including:

1.	cash and securities;

2.	certain equipment, materials and supplies;

3.	automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties; and

4.	receivables, contracts, leases and operating agreements.

The FMBs are not secured by (1) the property and franchises that were owned by EGSL just before the effectiveness of the business combination on October 1, 2015, or (2) any property acquired by us on or after October 1, 2015, other than replacements, additions or extensions of or to the mortgaged property that was owned by Old Entergy Louisiana just before the effectiveness of the business combination on October 1, 2015.
On September 30, 2015, the day before the effectiveness of the business combination of Old Entergy Louisiana and EGSL, the mortgaged property owned by Old Entergy Louisiana was primarily its utility plant, which had a net book value of approximately $6.5 billion shown on its balance sheet as of September 30, 2015.
We have other secured debt outstanding, and may issue additional secured debt, that is secured by the first lien of our Indenture of Mortgage dated September 1, 1926 (as restated, amended and supplemented, the “EGSL Mortgage”) on substantially all of the property and franchises that were owned by EGSL just before the effectiveness of the business combination on October 1, 2015, together with certain substitutions, replacements, additions, betterments, developments, extensions or enlargements of or to such property acquired by us on or after October 1, 2015. We also plan to issue other secured debt in the form of collateral trust mortgage bonds under our Mortgage and Deed of Trust dated as of November 1, 2015, as amended and supplemented, that may be secured (1) by first mortgage bonds issued under the mortgage or bonds issued under the EGSL Mortgage as the basis for the issuance of such collateral trust mortgage bonds, or (2) by a first lien on any of our property not subject to the lien of the mortgage or the EGSL Mortgage subject to liens permitted by such mortgage, and (3) by a second lien on substantially all of the mortgaged property and the property subject to the EGSL Mortgage subject to liens permitted by such mortgage.
The mortgage contains provisions that impose the lien of the mortgage on certain property that we acquire on or after October 1, 2015, specifically the property that we acquired from Old Entergy Louisiana on October 1, 2015, together with replacements, additions or extensions of or to such property, in each case, other than excepted property and property that we release from the lien of the mortgage. If we consolidate or merge with, or convey or transfer all or substantially all of our mortgaged property to a successor, the lien created by the mortgage will generally not cover the property of the successor, other than the mortgaged property it acquires from us and replacements, additions or extensions of or to such property.
The mortgage also provides that the trustee has a lien on the mortgaged property to ensure the payment of its reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds, including the FMBs.
The mortgage also contains restrictions on the issuance of debt secured by a prior lien on the mortgaged property (“qualified lien bonds”).
We have reserved the right to amend the mortgage without the consent or other action by the holders of any first mortgage bonds created on or after June 30, 2014, to revise the definition of “excepted encumbrances” to mean the following:

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tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

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mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notice;

•	specified judgment liens and prepaid liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from laws, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

•	liens to secure public obligations; rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

Issuance of Additional First Mortgage Bonds
The maximum principal amount of first mortgage bonds that may be issued under the mortgage is limited to $100 billion at any time outstanding under the mortgage, subject to property additions and other limitations of the mortgage. First mortgage bonds of any series may be issued from time to time on the basis of:

1.	80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

2.	retirements of first mortgage bonds or qualified lien bonds; or

3.	deposit of cash with the trustee.

Property additions generally include, among other things, electric, gas, steam or hot water property acquired after December 31, 1943. Securities, automobiles or other vehicles or aircraft, or property used principally for the production or gathering of natural gas, are not included as property additions.
We have right to amend the mortgage at any time without any consent or other action by holders of any first mortgage bonds, including the FMBs, to include nuclear fuel, and similar or analogous devices or substances, as property additions. We also have the right to amend the mortgage at any time without any consent or other action of the holders of any first mortgage bonds, including the FMBs, to make any form of space satellites including solar power satellites, space stations and other analogous facilities available as property additions.
No first mortgage bonds may be issued on the basis of property additions subject to qualified liens if the qualified lien bonds secured thereby exceed 50% of such property additions, or if the qualified lien bonds and first mortgage bonds then outstanding which have been issued against property additions subject to continuing qualified liens and certain other items would in the aggregate exceed 15% of the first mortgage bonds and qualified lien bonds outstanding.
As of December 31, 2019, we had approximately $4,649 million principal amount of first mortgage bonds outstanding under the mortgage. Also as of December 31, 2019, we could have issued approximately $1,674 million principal amount of additional first mortgage bonds on the basis of retired first mortgage bonds, and we had approximately $720 million of unfunded property additions, entitling us to issue approximately $576 million principal amount of first mortgage bonds on the basis of unfunded property additions. The FMBs were issued on the basis of retired bond credits.
Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional first mortgage bonds described above, there are no provisions of the mortgage that grant the holders of the first mortgage bonds protection in the event of a highly leveraged transaction involving us.
Release and Substitution of Property
We may release property from the lien of the mortgage on the basis of:

1.	the deposit of cash or purchase money mortgages;

2.	property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

3.
(i) the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired qualified lien bonds; or (ii) 10/6ths of the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired first mortgage bonds that were issued prior to June 9, 2010; or (iii) 10/8ths of the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired first mortgage bonds that were issued after June 9, 2010; in each case with the entitlement being waived by operation of the release.

We can withdraw cash upon the bases stated in clauses (2) and/or (3) above.
If unfunded property is released, the property additions used to effect the release may become available again as credits under the mortgage and the waiver of the right to issue first mortgage bonds on the basis of retired first mortgage bonds to effect the release may cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The mortgage also contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds.
We may also release unfunded property if after such release at least one dollar in unfunded property remains subject to the lien of the mortgage.
We have reserved the right to amend the mortgage without any consent or other action by any holders of first mortgage bonds created on or after June 30, 2014, to allow us, without any release or consent by the trustee, to

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grant, free from the lien of the mortgage, easements, ground leases or rights-of-way in, upon, over and/or across the mortgaged property for the purpose of roads, pipe lines, transmission lines, distribution lines, communication lines and similar purposes, or for the joint or common use of real property, rights-of-way, facilities and/or equipment, but only if such grant shall not materially impair the use of the property or rights-of-way for the purposes for which such property or rights-of-way are held by us, and

•	cancel or make changes or alterations in or substitutions for any and all easements, servitudes, rights-of-way and similar rights and/or interests.

Modification
Modification Without Consent
Without the consent of any holder of first mortgage bonds, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the mortgage and in the first mortgage bonds;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series of first mortgage bonds, or to surrender any right or power conferred upon us;

•	to add additional events of default under the mortgage for all or any series of first mortgage bonds;

•	to correct or amplify the description of the mortgaged property or to subject additional property to the lien of the mortgage;

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to change, eliminate or add any provision to the mortgage; provided that no such change, elimination or addition will adversely affect the interests of the holders of first mortgage bonds of any series in any material respect;

•	to establish the form or terms of first mortgage bonds of any other series as permitted by the mortgage;

•	to provide for the procedures required for use of a non-certificated system of registration for the first mortgage bonds of all or any series;

•
to change any place where principal, premium, if any, and interest shall be payable, first mortgage bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served; or

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to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the mortgage if such changes or additions will not adversely affect the interests of first mortgage bonds of any series in any material respect.

Modification Requiring Consent
Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding first mortgage bonds, considered as one class, is required for all other amendments or modifications to the mortgage. However, if less than all of the series of first mortgage bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding first mortgage bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected first mortgage bond then outstanding to:

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extend the maturity of the principal of, or interest on, any first mortgage bond, or reduce the principal amount of any first mortgage bond or its rate of interest or modify the terms of payment of such principal or interest;

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create any lien ranking prior to or on a parity with the lien of the mortgage with respect to the mortgaged property, or deprive any non-assenting holder of a first mortgage bond of a lien on the mortgaged property for the security of such holder’s first mortgage bonds (subject only to excepted encumbrances); or

•	reduce the percentage in principal amount of the outstanding first mortgage bonds of any series the consent of the holders of which is required for any amendment or modification.

The mortgage provides that first mortgage bonds owned by us, for our benefit or by any entity of which we own 25% or more of the outstanding voting stock shall not be deemed outstanding for the purpose of certain votes, consents or quorums; provided that first mortgage bonds that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee its right to vote or give consents with respect to such first mortgage bonds and such pledgee is not us or an entity of which we own 25% or more of the outstanding voting stock.
Any request, consent or vote of the owner of any first mortgage bond will bind every future holder and owner of that first mortgage bond and the holder and owner of every first mortgage bond issued upon the registration of transfer of or in exchange for that first mortgage bond.
Defaults
Defaults under the mortgage include:

1.	failure to pay the principal of any first mortgage bond when due and payable;

2.
failure to pay interest on any first mortgage bond or any installments of any fund required to be applied to the purchase or redemption of any first mortgage bond for a period of 60 days after the same shall have become due and payable;

3.	failure to pay interest upon or principal of any qualified lien bonds beyond any applicable grace period;

4.	certain events of bankruptcy, insolvency or reorganization; and

5.
the expiration of 90 days after the mailing by the trustee to us of a written demand, or by holders of 15% in principal amount of the first mortgage bonds at the time outstanding under the mortgage to us and to the trustee of a written demand, that we perform a specified covenant or agreement contained in the mortgage, which specified covenant or agreement we have failed to perform prior to such mailing, unless during such period we shall have performed such specified covenant or agreement. The trustee may, and, if requested to do so in writing by the holders of a majority in principal amount of the first mortgage bonds then outstanding, shall, make such demand.

The trustee may withhold notice of default, except in payment of principal, interest or funds for purchase or redemption of first mortgage bonds, if it in good faith determines it is in the interests of the holders of the first mortgage bonds.
Remedies
Acceleration of Maturity
If a default under the mortgage occurs, then the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding first mortgage bonds, by written notice to the trustee and us, may declare the principal amount of all of the first mortgage bonds to be due and payable immediately, and upon the giving of such notice, such principal amount and accrued and unpaid interest will become immediately due and payable.
There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.
Annulment of Acceleration
At any time after such a declaration of acceleration has been made but before any sale of the mortgaged property, the holders of a majority in principal amount of all outstanding first mortgage bonds may annul such declaration of acceleration, upon written notice to the trustee and us, if the default under the mortgage giving rise to such declaration of acceleration has been cured, and we have paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest on all outstanding first mortgage bonds;

(2)	the principal of and premium, if any, on the outstanding first mortgage bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3)	interest on overdue interest, if any, to the extent lawful, at the rate of 6% per year; and

(4)	all amounts due to the trustee under the mortgage.

Trustee Powers
Subject to the mortgage, under specified circumstances and to the extent permitted by law, if a default under the mortgage occurs, the trustee shall be entitled to the appointment of a receiver for the mortgaged property and is entitled to all other remedies available under applicable law.
Control by Holders
The holders of a majority in principal amount of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee is not obligated to comply with directions that conflict with law or other provisions of the mortgage or that the trustee determines in good faith would involve the trustee in personal liability, would be unjustifiably prejudicial to non-assenting holders or would be in circumstances where indemnity would not be sufficient.
Limitation on Holders’ Right to Institute Proceedings
No holder of first mortgage bonds will have any right to institute any proceeding under the mortgage, or any remedy under the mortgage, unless:

•	the holder has previously given to the trustee written notice of a default under the mortgage;

•
the holders of 25% in aggregate principal amount of the outstanding first mortgage bonds of all series have made a written request to the trustee and have offered the trustee reasonable opportunity and indemnity satisfactory to the trustee to institute proceedings; and

•	the trustee has failed to institute any proceeding for 60 days after notice;

provided that no holder or holders of first mortgage bonds shall have any right in any manner to affect or prejudice the lien of the mortgage or to obtain priority over other holders of outstanding first mortgage bonds. However, these limitations do not apply to the absolute and unconditional right of a holder of a first mortgage bond to institute suit for payment of the principal, premium, if any, or interest on the first mortgage bond on or after the applicable due date.
Evidence to be Furnished to the Trustee
Compliance with the mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the trustee an annual certificate as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding year.
Satisfaction and Discharge of Mortgage
The mortgage may be satisfied and discharged if and when we provide for the payment of all the first mortgage bonds and all other sums due under the mortgage.
Consolidation, Merger and Conveyance of Assets
The mortgage provides that we may consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the mortgaged property, if:

•
(a) the surviving or successor entity to such merger or consolidation has authority to carry on the electric, gas, steam or hot water business, or (b) the successor entity that acquires by conveyance or transfer or that leases our mortgaged property as, or substantially as, an entirety, is authorized to acquire, lease or operate the mortgaged property so conveyed or transferred;

•
such merger, consolidation, conveyance, transfer or lease is upon such terms as to preserve, and in no respect impair, the lien and security of the mortgage and the rights and powers of the trustee and the holders of first mortgage bonds;

•	the survivor or successor entity expressly assumes by supplemental indenture our obligations on all first mortgage bonds then outstanding and under the mortgage; and

•
in the case of a lease, such lease is made expressly subject to termination by us or by the trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of a default under the mortgage.

In the case of the conveyance or other transfer of the mortgaged property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all our obligations and covenants under the mortgage and on the first mortgage bonds then outstanding unless we elect to waive such release and discharge.
The mortgage does not prevent or restrict any conveyance or other transfer, or lease, of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property.
Although the successor entity may, in its sole discretion, subject to the lien of the mortgage property then owned or thereafter acquired by the successor entity, the lien of the mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the mortgage.
The terms of the mortgage do not restrict mergers in which we are the surviving entity.
The mortgage provides that a statutory merger in which our assets and liabilities may be allocated among one or more entities shall not be considered to be a merger, consolidation or conveyance of mortgaged property subject to the provisions of the mortgage relating to a merger, consolidation or conveyance of all or substantially all of the mortgaged property unless all or substantially all of the mortgaged property is allocated to one or more other entities.
Information about the Trustee
The trustee is The Bank of New York Mellon. In addition to acting as the trustee, The Bank of New York Mellon also acts, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee and its affiliates in the ordinary course of our respective businesses.
Book-Entry Only Securities
The FMBs trade through DTC. Each series of FMBs is represented by a separate global certificate and registered in the name of Cede & Co., DTC’s nominee. The global certificates were deposited with the trustee as custodian for DTC. Ownership of beneficial interests in the global certificates is limited to institutions that have accounts with DTC or its participants or persons that may hold interests through participants.
DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book‑entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly‑owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the FMBs within the DTC system must be made through participants, who will receive a credit for the FMBs on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners do not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased FMBs. Transfers of ownership in the FMBs are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their FMBs of a given series, except if use of the book‑entry system for the FMBs of that series is discontinued.
To facilitate subsequent transfers, all FMBs deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the FMBs with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the FMBs. DTC’s records reflect only the identity of the participants to whose accounts such FMBs are credited. These participants may or may not be the beneficial owners. Participants are responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of FMBs may wish to take certain steps to augment transmission to them of notices of significant events with respect to the FMBs, such as redemptions, tenders, defaults and proposed amendments to the mortgage. Beneficial owners of the FMBs may wish to ascertain that the nominee holding the FMBs has agreed to obtain and transmit notices to the beneficial owners.
Redemption notices will be sent to Cede & Co., as registered holder of the FMBs. If less than all of the FMBs of a series are being redeemed, DTC’s practice is to determine by lot the amount of FMBs of such series held by each participant to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to FMBs, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the FMBs are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the FMBs.
Payments of redemption proceeds, principal of, and interest on the FMBs are and will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners are and will be governed by standing instructions and customary practices. Payments are the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.
Other than in the circumstances described herein, a beneficial owner will not be entitled to receive physical delivery of the FMBs. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the FMBs.

DTC may discontinue providing its services as securities depositary with respect to the FMBs at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the FMBs will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book‑entry transfers through DTC (or a successor depositary) with respect to some or all of the FMBs. In that event or if an event of default with respect to a series of FMBs has occurred and is continuing, certificates for the FMBs of such series will be printed and delivered. If certificates for such series of FMBs are printed and delivered,

•	those FMBs will be issued in fully registered form without coupons;

•
a holder of certificated FMBs would be able to exchange those FMBs, without charge, for an equal aggregate principal amount of FMBs of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated FMBs would be able to transfer those FMBs without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book‑entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.
Description of the 2066 Bonds
All terms defined within this section “Description of the 2066 Bonds” are defined as such only for purposes of this section.
We have issued, and may from time to time issue, bonds in one or more series, under a Mortgage and Deed of Trust dated as of November 1, 2015, as it may be amended or supplemented from time to time (the “Mortgage”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). All bonds issued or to be issued under the Mortgage, including the 2066 Bonds, are referred to herein as “Collateral Trust Mortgage Bonds.” As summarized below, the Collateral Trust Mortgage Bonds have and will have the benefit of the lien of two mortgage indentures (the “Class A Mortgages”) to the extent of the aggregate principal amount of first mortgage bonds (the “Class A Bonds”) issued under the Class A Mortgages held by the Trustee and the lien of the Mortgage on our Mortgaged Property (as described below).
The Mortgage, including Officer’s Certificate 6-B-5, dated August 10, 2016, which established the terms of the 2066 Bonds (the “Officer’s Certificate”), and the Class A Mortgages contain the full legal texts of the matters described herein. Because this is a summary, it does not describe every aspect of the Mortgage, the Class A Mortgages, the supplemental indentures relating to the 2066 Bonds and the related Class A Bonds, the Officer’s Certificate, the outstanding Collateral Trust Mortgage Bonds, including the 2066 Bonds, or the Class A Bonds, including those issued in connection with the 2066 Bonds. The Mortgage, the Officer’s Certificate, the Class A Mortgages, and the officer’s certificates and the supplemental indentures that relate to the outstanding Collateral Trust Mortgage Bonds and bonds under the Class A Mortgages, including the 2066 Bonds and the related Class A Bonds, are filed as exhibits to the Annual Report on Form 10-K to which this is filed as an exhibit. You should read these documents for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the Mortgage and the Class A Mortgages, including the definitions of some of the terms used in the Mortgage and the Class A Mortgages, and to the particular terms of the Officer’s Certificate. We also include references in parentheses to some of the sections of the Mortgage. The Mortgage and the Class A Mortgages have been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the 2066 Bonds.
General
The Mortgage permits us to issue Collateral Trust Mortgage Bonds from time to time subject to the limitations described under “-Issuance of Additional Collateral Trust Mortgage Bonds.” All Collateral Trust Mortgage Bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Collateral Trust Mortgage Bonds of that series. This means that we may from time to time, without the consent of the existing holders of the Collateral Trust Mortgage Bonds of any series, including the 2066 Bonds, create and issue additional Collateral Trust Mortgage Bonds of a series having the same terms and conditions as the previously issued Collateral Trust Mortgage Bonds of that series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on those additional Collateral Trust Mortgage Bonds. Additional Collateral Trust Mortgage Bonds issued in this manner will be consolidated with, and will form a single series with, the previously issued Collateral Trust Mortgage Bonds of that series. For more information, see the discussion below under “-Issuance of Additional Collateral Trust Mortgage Bonds.”
Other than the security afforded by the lien of the Mortgage and restrictions on the issuance of additional Collateral Trust Mortgage Bonds described above, there are no provisions of the Mortgage that grant the holders of the Collateral Trust Mortgage Bonds protection in the event of a highly leveraged transaction involving us.
Redemption
At any time on or after September 1, 2021, we may redeem the 2066 Bonds prior to maturity, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the 2066 Bonds being redeemed plus any accrued and unpaid interest thereon to, but not including, the redemption date. Unless the 2066 Bonds are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “-Book-Entry Only Securities”), if less than all of the 2066 Bonds are to be redeemed, the Trustee will select the 2066 Bonds to be redeemed. (Mortgage, Section 503.)
Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the 2066 Bonds subject to such notice of redemption will cease to bear interest on the redemption date. (Mortgage, Section 505.) We will pay the redemption price and any accrued interest to the redemption date upon surrender of any 2066 Bond for redemption. (Mortgage, Section 505.) If only part of a 2066 Bond is redeemed, the Trustee will deliver to the holder of the 2066 Bond a new 2066 Bond for the remaining portion at our expense. (Mortgage, Section 506.)
We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for such redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the 2066 Bonds. (Mortgage, Section 504.)
Payment and Paying Agents
Interest on the 2066 Bonds accrues at the rate of 4.875% per year. Interest started to accrue from the date that the 2066 Bonds were issued. Interest payments on the 2066 Bonds are made on March 1, June 1, September 1 and December 1 of each year. As long as the 2066 Bonds are registered in the name of DTC or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (defined as any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the 2066 Bonds at a rate of 4.875% per year, to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.
Interest on the 2066 Bonds is computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date of the 2066 Bonds falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day and without any interest or other payment in respect of such delay.
If there has been a default in the payment of interest on the 2066 Bonds, the defaulted interest may be paid to the holders as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of the defaulted interest (and not less than 10 days after the Trustee receives notice of our proposal) or in any other manner permitted by any securities exchange on which the 2066 Bonds may be listed, if the Trustee finds it practicable. (Mortgage, Section 307.)
The principal amount of the 2066 Bonds and interest thereon is and will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of The Bank of New York Mellon in the Borough of Manhattan, City and State of New York, as our paying agent. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to payment as they may appear or have appeared in the security register for the 2066 Bonds. We may change the place of payment on the 2066 Bonds, appoint one or more additional paying agents (including us) and remove any paying agent, all at our discretion. (Mortgage, Section 702.)
As long as the 2066 Bonds are registered in the name of DTC or its nominee, we will pay principal and interest due on the 2066 Bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the 2066 Bonds as described under the heading “-Book-Entry Only Securities.”
Form and Exchange
The 2066 Bonds are fully-registered bonds without coupons, issued in denominations of $25 and integral multiples of $25 in excess thereof. The 2066 Bonds are represented by a global certificate without coupons registered in the name of a nominee of DTC.
The transfer of 2066 Bonds may be registered, and 2066 Bonds may be exchanged for other 2066 Bonds of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee in The City of New York. (Mortgage, Section 305.) We may, upon prompt written notice to the Trustee and the holders of the 2066 Bonds, designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the 2066 Bonds. (Mortgage, Section 702.) No service charge will be made for any registration of transfer or exchange of the 2066 Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange of the 2066 Bonds. We will not be required to execute or to provide for the registration of transfer or exchange of any 2066 Bond:

•	during the 15 days before an interest payment date;

•	during the 15 days before giving any notice of redemption; or

•	selected for redemption except the unredeemed portion of any 2066 Bond being redeemed in part.
(Mortgage, Section 305.)
Security
The Mortgage imposes a lien on all of our tangible electric and gas utility property located in Louisiana, whether real, personal or mixed, together with our franchises, permits and licenses that are transferable and necessary for the operation of such property and our recorded easements and rights of way and our electric utility properties located in Union County, Arkansas and certain related properties, in each case, other than Excepted Property (as defined below) and subject to Permitted Liens (as defined below). These properties are sometimes referred to as our “Mortgaged Property.”
The 2066 Bonds, together with all other Collateral Trust Mortgage Bonds now or in the future outstanding under the Mortgage, have and will have the equal and ratable benefit of: (1) the first mortgage lien of each Class A Mortgage on the part of the Mortgaged Property covered thereby, as described below, to the extent of the aggregate principal amount of Class A Bonds issued under such Class A Mortgage held by the Trustee, subject to liens permitted under such Class A Mortgage, and (2) the first mortgage lien of the Mortgage on any of our Mortgaged Property that is not subject to the lien of any Class A Mortgage, subject to Permitted Liens. In addition, the 2066 Bonds, together with all other Collateral Trust Mortgage Bonds now or in the future outstanding under the Mortgage, have and will have the equal and ratable benefit of a second mortgage lien on all of our Mortgaged Property that is subject to the lien of a Class A Mortgage, subject to Permitted Liens. To the extent that any Class A Bonds do not bear interest, which is permissible under the Mortgage, holders of the Collateral Trust Mortgage Bonds do not have the benefit of the lien of the related Class A Mortgage in respect of an amount equal to the accrued interest, if any, on the related Collateral Trust Mortgage Bonds (but would have the benefit of the first mortgage lien of the related Class A Mortgage in respect of an amount equal to the principal of the related Collateral Trust Mortgage Bonds and the benefit of the second mortgage lien of the Mortgage in respect of an amount equal to the principal of, and any accrued interest or premium on, the related Collateral Trust Mortgage Bonds).
Class A Bonds
Class A Bonds are first mortgage bonds issued and outstanding under either of our Class A Mortgages. We currently have two Class A Mortgages: our Indenture of Mortgage dated September 1, 1926 (as restated, amended and supplemented, the “EGSL Mortgage”) and our Mortgage and Deed of Trust dated as of April 1, 1944 (as amended and supplemented, the “ELL Mortgage”). The Class A Bonds issued under the ELL Mortgage are and will be secured by a first mortgage lien (subject to liens permitted by the ELL Mortgage) on substantially all of our Mortgaged Property that was owned by us just before the merger of Entergy Gulf States Power, LLC (“EGSP LLC”) into us on October 1, 2015, together with replacements, additions and extensions of or to such property acquired by us. The Class A Bonds issued under the EGSL Mortgage are and will be secured by a first mortgage lien (subject to liens permitted by the EGSL Mortgage) on substantially all of our Mortgaged Property that was owned by EGSP LLC just before its merger into us, together with substitutions, replacements, additions and extensions of or to such property acquired by us. Neither Class A Mortgage will cover additional property acquired by us after the date of the aforesaid merger except property that constitutes a replacement, addition or extension of the property covered by such Class A Mortgage. If we merge or consolidate with an entity that has a first mortgage indenture on its property, we may designate that mortgage indenture as an additional Class A Mortgage.

If the Trustee holds all of the Class A Bonds outstanding under a particular Class A Mortgage, we may discharge that Class A Mortgage, and the lien of the Mortgage will become a first mortgage lien on the Mortgaged Property that was subject to that Class A Mortgage, subject only to Permitted Liens. As of December 31, 2019, we had approximately $4,649 million principal amount of Class A Bonds outstanding under the ELL Mortgage and approximately $2,148 million principal amount of Class A Bonds outstanding under the EGSL Mortgage.
Permitted Liens
The lien of the Mortgage is subject to permitted liens described in the Mortgage (the “Permitted Liens”). These Permitted Liens include, among others,

•	liens existing at November 1, 2015 (the “Execution Date”), that have not been discharged, including the liens of the Class A Mortgages;

•
as to property acquired by us after the Execution Date, liens existing or placed on such property at the time we acquire such property, including the liens of any Class A Mortgages and any purchase money liens;

•
tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•
mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•	specified judgment liens and prepaid liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from laws, rules, regulations, orders or rights of Governmental Authorities and specified liens required by law or governmental regulations;

•	liens to secure public or statutory obligations;

•	rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.
(Mortgage, Granting Clauses and Section 101.)
The Mortgage provides that the Trustee has a lien, prior to the lien on the Mortgaged Property securing the 2066 Bonds, for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (Mortgage, Section 1007.) This lien would be a Permitted Lien under the Mortgage.
The first mortgage liens of the Class A Mortgages are subject to similar, although not identical, permitted liens.
Excepted Property
The lien of the Mortgage does not cover, among other things, the following types of property:

•	all cash, deposit accounts, securities and all policies of insurance on the lives of our officers not paid or delivered to or deposited with or held by the Trustee or required so to be;

•
all contracts, leases, operating agreements and other agreements of all kinds and rights thereunder (other than our franchises, permits and licenses that are transferable and necessary for the operation of the Mortgaged Property), bills, notes and other instruments, revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, rights created by statute or governmental action to bill and collect revenues or other amounts from customers or others, credits, claims, demands and judgments;

•
all governmental and other licenses, permits, franchises, consents and allowances (other than our franchises, permits and licenses that are transferable and necessary for the operation of Mortgaged Property);

•	all unrecorded easements and rights of way;

•	all intellectual property rights and other general intangibles;

•	all vehicles, movable equipment, aircraft and vessels and all parts, accessories and supplies used in connection with any of the foregoing;

•	all personal property of such character that the perfection of a security interest therein or other lien thereon is not governed by the Uniform Commercial Code in effect where we are organized;

•
all merchandise and appliances acquired for the purpose of resale in the ordinary course and conduct of our business, any nuclear fuel and all fuel, materials and supplies held for consumption in use or operation of any of our properties or held in advance of use thereof for fixed capital purposes;

•
all electric energy and capacity, gas, steam and other materials and products generated, manufactured, produced or purchased by us for sale, distribution or use in the ordinary course and conduct of our business;

•
all property that is the subject of a lease agreement designating us as lessee, and all our right, title and interest in and to the property and in, to and under the lease agreement, whether or not the lease agreement is intended as security; and the last day of the term of any lease or leasehold which may become subject to the lien of the Mortgage;

•
all property, real, personal and mixed, that has been released from the lien of any Class A Mortgage, whether before or after the Execution Date, and any improvements, extensions and additions to such property and renewals, replacements, substitutions of or for any parts thereof;

•	all timber, minerals, mineral rights and royalties;

•
all natural gas wells, natural gas leases, natural gas lines or other property used in the production of natural gas or in the transmission of natural gas up to the point of connection with any gas distribution system owned by us (other than any transmission system or systems used for the transmission of natural gas between any gas distribution systems owned by us); and

•
all property, real, personal and mixed, that, after the Execution Date, has been released from the lien of the Mortgage, and any improvements, extensions and additions to such property and renewals, replacements, substitutions of or for any parts thereof.

We sometimes refer to property of ours not covered by the lien of the Mortgage as “Excepted Property.” (Mortgage, Granting Clauses.)
The Class A Mortgages have similar, although not identical, exceptions to the property subject thereto.
Funded Property
The Mortgaged Property that is owned by us at any particular time is sometimes referred to as “Property Additions.” Property Additions will be or become Funded Property:

•	when designated by us to be funded in connection with the discharge of a Class A Mortgage; or

•	when used under the Mortgage for the issuance of Collateral Trust Mortgage Bonds, the release or retirement of Funded Property, or the withdrawal of funded cash deposited with the Trustee.
(Mortgage, Section 102.)
Issuance of Additional Bonds
Issuance of Additional Collateral Trust Mortgage Bonds
Collateral Trust Mortgage Bonds of any series may be issued from time to time, subject to the limitation that the aggregate principal amount of Collateral Trust Mortgage Bonds issued under the Mortgage at any one time outstanding shall not exceed $200 billion, on the basis of:

•	the aggregate principal amount of Class A Bonds (which need not bear interest) issued to the Trustee;

•
70% of the cost or fair value to us (whichever is less) of Property Additions that do not constitute Funded Property after specified deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of Retired Securities, as defined below; or

•	an amount of cash deposited with the Trustee.
(Mortgage, Sections 102, 1601, 1602, 1603, 1604 and 1605.)
“Retired Securities” means any Collateral Trust Mortgage Bonds authenticated and delivered under the Mortgage which:

•	no longer remain outstanding;

•	have not been made the basis of the authentication and delivery of Collateral Trust Mortgage Bonds, the release of Mortgaged Property or the withdrawal of funded cash; and

•	have not been paid, redeemed, purchased or otherwise retired by the application thereto of funded cash.
(Mortgage, Section 101.)
Issuance of Additional Class A Bonds
The maximum principal amount of bonds that may be issued under the ELL Mortgage is limited to $100 billion at any time outstanding under the ELL Mortgage, subject to property additions and other limitations of the ELL Mortgage. Class A Bonds may be issued from time to time under the ELL Mortgage on the basis of:

•	80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

•	retirements of bonds issued under the ELL Mortgage or qualified lien bonds; or

•	deposit of cash with the trustee under the ELL Mortgage.

Property additions under the ELL Mortgage generally include the Mortgaged Property that was acquired by us after December 31, 1943 and was owned by us just before the merger of EGSP LLC into us, together with replacements, additions and extensions of or to such property acquired by us. Unfunded property additions are generally those that have not been used under the ELL Mortgage to issue bonds, release property, withdraw cash or replace retired property that has been used for such purposes.
Class A Bonds may be issued from time to time under the EGSL Mortgage, subject to the limitation that the aggregate principal amount of bonds issued under the EGSL Mortgage at any one time outstanding shall not exceed $100 billion, on the basis of:

•	an amount not exceeding 60% of available net additions;

•	available debt retirements of bonds and/or refundable indebtedness under the EGSL Mortgage; or

•	the deposit of cash with the trustee under the EGSL Mortgage.

Net additions under the EGSL Mortgage generally include the Mortgaged Property that was owned by EGSP LLC just before its merger into us, together with substitutions, replacements, additions and extensions of or to such property acquired by us. Available net additions are generally net additions that have not been used under the EGSL Mortgage to issue bonds, release property, withdraw cash or replace retired property that has been used for such purposes.
As a condition to the authentication and delivery of bonds under the EGSL Mortgage on the basis of property additions and (with certain exceptions) on the basis of retired bonds, qualified lien bonds and/or refundable indebtedness, the Company’s net earnings (as defined in the EGSL Mortgage) for a recent period of twelve consecutive calendar months must have been at least twice the annual interest requirements on all bonds outstanding under the EGSL Mortgage including the new bonds.
As of December 31, 2019, we could have issued approximately $1,674 million principal amount of additional Class A Bonds under the ELL Mortgage on the basis of retired bonds, and we had approximately $720 million of unfunded property additions, entitling us to issue approximately $576 million principal amount of additional Class A Bonds under the ELL Mortgage on the basis of property additions. As of December 31, 2019, we could have issued approximately $1,964 million principal amount of additional Class A Bonds under the EGSL Mortgage on the basis of available debt retirements, and we had approximately $2,255 million of available net additions, entitling us to issue approximately $1,353 million principal amount of additional Class A Bonds under the EGSL Mortgage on the basis of available net additions (in each case, assuming such additional Class A Bonds do not bear interest). As of December 31, 2019, we could have issued approximately $5,567 million principal amount of additional Collateral Trust Mortgage Bonds on the basis of Class A Bonds. As of December 31, 2019, the Company had approximately $4,649 million principal amount of Class A Bonds outstanding under the ELL Mortgage and approximately $2,148 million principal amount of Class A Bonds outstanding under the EGSL Mortgage.
As of December 31, 2019, we had approximately $3,949 million aggregate principal amount of Collateral Trust Mortgage Bonds outstanding. As of December 31, 2019, we had approximately $410 million of unfunded property additions under the Mortgage, entitling us to issue approximately $287 million principal amount of Collateral Trust Mortgage Bonds on the basis of property additions. As of

December 31, 2019, we were not entitled to issue any Collateral Trust Mortgage Bonds on the basis of retired Collateral Trust Mortgage Bonds. Class A Bonds, property additions and cash used as a basis for the issuance of Collateral Trust Mortgage Bonds under the Mortgage from time to time will be for the benefit of the holders of all Collateral Trust Mortgage Bonds outstanding under the Mortgage from time to time, including the holders of the 2066 Bonds.
We have reserved the right to amend the EGSL Mortgage without any consent or other action by the holders of any bonds issued under the EGSL Mortgage created on or after July 1, 2014, to remove the earnings coverage test contained therein. In addition, each holder or future holder of Class A Bonds issued under the EGSL Mortgage created on or after July 1, 2014 (including the Trustee under the Mortgage), by its acquisition of an interest in such Class A Bonds, irrevocably (a) consented or will consent to the amendment to the EGSL Mortgage to remove the net earnings test without any further action and (b) designated or will designate the trustee under the EGSL Mortgage as its proxy with irrevocable instructions to vote in favor of such amendment or to deliver a written consent thereto.
Release of Property
Special Release Provision - While Class A Mortgage is in Effect
Unless an event of default under the Mortgage has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property that is subject to a Class A Mortgage by obtaining the release of that property from the applicable Class A Mortgage. (Mortgage, Section 1808.)
Release of Property from Class A Mortgages
Properties subject to the lien of the ELL Mortgage may be released on the basis of:

•	the deposit of cash or purchase money mortgages;

•	property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

•
the aggregate principal amount of bonds that we would be entitled to issue under the ELL Mortgage on the basis of retired qualified lien bonds; or (ii) 10/6ths of the aggregate principal amount of bonds that we would be entitled to issue under the ELL Mortgage on the basis of retired bonds that were issued prior to June 9, 2010; or (iii) 10/8ths of the aggregate principal amount of bonds that we would be entitled to issue under the ELL Mortgage on the basis of retired bonds that were issued after June 9, 2010; in each case with the entitlement being waived by operation of the release.

Properties subject to the lien of the EGSL Mortgage may be released on the basis of:

•	the deposit of cash or, within certain limits, purchase money obligations and, in certain cases, governmental or municipal obligations;

•	the deposit of the proceeds of such properties with the holder of a prior lien;

•	available net additions; and

•	available debt retirements of bonds or refundable indebtedness under the EGSL Mortgage.

General Release Provisions
Unless an event of default under the Mortgage has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property, except for funded cash, upon delivery to the Trustee of an amount in cash equal to the amount, if any, as calculated by us, by which the lower of the cost or fair value of the property to be released exceeds the aggregate of:

•	an amount equal to the aggregate principal amount of any obligations secured by purchase money liens upon the property to be released and delivered to the Trustee;

•
an amount equal to the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property after specified deductions and additions, primarily including adjustments to offset property retirements (except that these adjustments need not be made if the Property Additions were acquired, made or constructed within the 90-day period preceding the release);

•
10/7ths of the aggregate principal amount of Collateral Trust Mortgage Bonds that we would be entitled to issue on the basis of Retired Securities or Class A Bonds (with such entitlement being waived by operation of the release);

•
any amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by purchase money liens delivered to a holder of a prior lien on Mortgaged Property in consideration for the release of such Mortgaged Property from such prior lien; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(Mortgage, Section 1803.)
Unless an event of default under the Mortgage has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any part of the Mortgaged Property or any interest therein, which does not constitute Funded Property or funded cash held by the Trustee, without depositing any cash or property with the Trustee as long as (a) the aggregate amount of cost or fair value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after specified deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of Property Additions acquired, made or constructed within the 90-day period preceding the release. (Mortgage, Section 1804.)
The Mortgage provides simplified procedures for the release of Mortgaged Property with an aggregate cost or fair value (whichever is less) of up to the greater of $10 million or 3% of the sum of outstanding Collateral Trust Mortgage Bonds and Class A Bonds (other than Class A Bonds held by the Trustee) during a calendar year and for the release of Mortgaged Property taken or sold in connection with the power of eminent domain; the Mortgage also provides for dispositions of certain obsolete or unnecessary Mortgaged Property and for grants or surrender of certain easements, leases or rights of way without any release or consent by the Trustee. (Mortgage, Sections 1802, 1805 and 1807.)
If we retain any interest in any property released from the lien of the Mortgage, the Mortgage will not become a lien on that property or the interest in that property or any improvements, extensions or additions to, or any renewals, replacements or substitutions of or for, any part or parts of that property unless we subject that property to the lien of the Mortgage. (Mortgage, Section 1810.)
The Mortgage also provides that we may terminate, abandon, surrender, cancel, release, modify or dispose of any of our franchises, permits or licenses that are Mortgaged Property without any consent of the Trustee or the holders of outstanding Collateral Trust Mortgage Bonds, provided that such action is, in our opinion, necessary, desirable or advisable in the conduct of our business. In addition, the Mortgage provides that, if any of our franchises, permits or licenses that are Mortgaged Property because they are necessary for the operation of other Mortgaged Property cease to be necessary, in our opinion, for the operation of the Mortgaged Property, such franchises, permits or licenses shall automatically cease to be Mortgaged Property without any release or consent, or report to, the Trustee. (Mortgage, Section 1802.)
Withdrawal of Cash
Unless an event of default under the Mortgage has occurred and is continuing, and subject to specified limitations, cash held by the Trustee may generally, (1) be withdrawn by us (a) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after specified deductions and additions, primarily including adjustments to offset retirements (except that these adjustments need not be made if the Property Additions were acquired, made or constructed within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Collateral Trust Mortgage Bonds that we would be entitled to issue on the basis of Retired Securities or Class A Bonds (with the entitlement to the issuance being waived by operation of the withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Collateral Trust Mortgage Bonds delivered to the Trustee (with the Collateral Trust Mortgage Bonds being cancelled by the Trustee), or (2) upon our request, be applied to (a) the purchase of Collateral Trust Mortgage Bonds or (b) the payment (or provision for payment) at stated maturity of any Collateral Trust Mortgage Bonds or the redemption (or provision for payment) prior to stated maturity of any Collateral Trust Mortgage Bonds which are redeemable. (Mortgage, Section 1806.)
Satisfaction and Discharge of 2066 Bonds
Subject to certain conditions, the 2066 Bonds, or any portion of the 2066 Bonds, will be deemed paid and no longer outstanding under the Mortgage and we can be discharged from our obligations on such 2066 Bonds, or such portion of the 2066 Bonds, if we irrevocably deposit with the Trustee or any paying agent, other than us, sufficient cash or government securities to pay the principal, any interest and any other sums when due on such 2066 Bonds, or such portion of such 2066 Bonds, on the stated maturity date or a redemption date of the 2066 Bonds, or such portion of the 2066 Bonds. (Mortgage, Section 801.)
Consolidation, Merger and Conveyance of Assets
Under the terms of the Mortgage, we may not consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the Mortgaged Property, unless:

•
the surviving or successor entity, or an entity that acquires by conveyance or transfer or that leases our Mortgaged Property as, or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction, and it expressly assumes our obligations on all Collateral Trust Mortgage Bonds then outstanding and under the Mortgage and confirms the lien of the Mortgage on the Mortgaged Property (as constituted immediately prior to the time such transaction becomes effective), including subjecting to the lien of the Mortgage all property thereafter acquired by the successor entity that constitutes an improvement, extension or addition to the Mortgaged Property (as so constituted) or a renewal, replacement or substitution of or for any part thereof, but only to the extent that such improvement, extension or addition is so affixed or attached to real property as to be regarded a part of such real property or is an improvement, extension or addition to personal property that is made to maintain, renew, repair or improve the function of such personal property and is physically installed in or affixed to such personal property;

•
in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Mortgage;

•	we shall have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the Mortgage; and

•
immediately after giving effect to such transaction (and treating any debt that becomes an obligation of the successor entity as a result of such transaction as having been incurred by the successor entity at the time of such transaction), no event of default under the Mortgage, or event that, after notice or lapse of time or both, would become an event of default under the Mortgage, shall have occurred and be continuing.

(Mortgage, Section 1201.) In the case of the conveyance or other transfer of the Mortgaged Property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all our obligations and covenants under the Mortgage and on the Collateral Trust Mortgage Bonds then outstanding unless we elect to waive such release and discharge. (Mortgage, Section 1204.)
The Mortgage does not prevent or restrict:

•
any conveyance or other transfer, or lease, of any part of the Mortgaged Property that does not constitute the entirety, or substantially the entirety, of the Mortgaged Property; or (Mortgage, Section 1205.)

•
any conveyance, transfer or lease of any of our properties where we retain Mortgaged Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Collateral Trust Mortgage Bonds, and any other outstanding debt secured by a Class A Mortgage or a purchase money lien that ranks equally with, or senior to, the Collateral Trust Mortgage Bonds with respect to the Mortgaged Property (other than Class A Bonds held by the Trustee). This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert selected by us. (Mortgage, Section 1206.)

Although the successor entity may, in its sole discretion, subject to the lien of the Mortgage property then owned or thereafter acquired by the successor entity, the lien of the Mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the Mortgage, as described above. (Mortgage, Section 1203.)
The terms of the Mortgage do not restrict mergers in which we are the surviving entity. (Mortgage, Section 1205.) A statutory merger pursuant to which our assets and liabilities are allocated to one or more entities shall not be considered to be a merger subject to the provisions of the Mortgage described above unless all of our assets and liabilities are allocated to an entity other than us and we do not survive such statutory merger.  In all other cases of a statutory merger pursuant to which any Mortgaged Property is allocated to one or more entities other than us, each allocation of any Mortgaged Property to an entity other than us shall be deemed, for purposes of the Mortgage, to be a transfer of such Mortgaged Property to such entity and not a merger. (Mortgage, Section 1207.)
Events of Default
Events of Default under the Mortgage
“Event of default,” when used in the Mortgage with respect to Collateral Trust Mortgage Bonds, means any of the following:

•
failure to pay interest on any Collateral Trust Mortgage Bond for 30 days after it is due unless we have made a valid extension of the interest payment period with respect to such Collateral Trust Mortgage Bond as provided in the Mortgage;

•
failure to pay the principal of or any premium on any Collateral Trust Mortgage Bond when due unless we have made a valid extension of the maturity of such Collateral Trust Mortgage Bond as provided in the Mortgage;

•
failure to perform or breach of any other covenant or warranty in the Mortgage that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive written notice from the holders of at least 33% in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds, unless the Trustee, or the Trustee and the holders of a principal amount of Collateral Trust Mortgage Bonds not less than the principal amount of Collateral Trust Mortgage Bonds the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of Collateral Trust Mortgage Bonds, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

•	events of our bankruptcy, insolvency or reorganization as specified in the Mortgage;

•
so long as the Trustee holds any Class A Bonds under the Mortgage corresponding to outstanding Collateral Trust Mortgage Bonds, any matured event of default under the applicable Class A Mortgage resulting in acceleration of such Class A Bonds; provided that any cure or waiver of such event of default and any rescission or annulment of such acceleration under the applicable Class A Mortgage shall constitute a cure, waiver, rescission or annulment under the Mortgage; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of Collateral Trust Mortgage Bonds.

(Mortgage, Sections 301, 901 and 1301.)
The Trustee is required to give notice of any default under the Mortgage known to the Trustee in the manner and to the extent required to do so by the Trust Indenture Act of 1939, unless such default shall have been cured or waived. However, in the case of any default of the character specified in the third bullet in the preceding paragraph, no such notice to holders of the Collateral Trust Mortgage Bonds shall be given until at least 60 days after the occurrence thereof. The Trustee shall give to the trustee under each Class A Mortgage a copy of each notice of default given to the holders of Collateral Trust Mortgage Bonds. In addition, the Trustee shall give to the holders of Collateral Trust Mortgage Bonds copies of each notice of default under any Class A Mortgage given to the Trustee in its capacity as owner and holder of Class A Bonds under that Class A Mortgage. (Mortgage, Section 1002.)
So long as the Trustee holds any Class A Bonds under the Mortgage corresponding to outstanding Collateral Trust Mortgage Bonds, such Class A Bonds shall be redeemed by us, in whole at any time, or in part from time to time, at a redemption price equal to the principal amount thereof, upon receipt by the trustee under the related Class A Mortgage of a written notice from the Trustee to us and such trustee stating that an Event of Default under the Mortgage has occurred and is continuing and that, as a result, there is due and payable a specified amount with respect to such Collateral Trust Mortgage Bonds, for the payment of which the Trustee has not received funds and specifying the principal amount of such Class A Bonds to be redeemed.
Events of Default under the Class A Mortgages
Events of default under the existing Class A Mortgages include default in payment of principal or premium, if any, when due; default, for 60 days under the ELL Mortgage and 30 days under the EGSL

Mortgage, in the payment of interest; certain events of bankruptcy, insolvency or reorganization; and default in other covenants for 90 days after notice by the trustee or the holders of a specified percentage of bonds outstanding under the applicable Class A Mortgage.
Remedies
Acceleration of Maturity
If an event of default under the Mortgage occurs and is continuing, then the Trustee, by written notice to us, or the holders of at least 33% in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds, by written notice the Trustee and us, may declare the principal amount of all of the Collateral Trust Mortgage Bonds to be due and payable immediately, and upon our receipt of such notice, such principal amount, together with premium, if any, and accrued and unpaid interest will become immediately due and payable. (Mortgage, Section 902.)
There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.
Rescission of Acceleration
At any time after such a declaration of acceleration has been made but before any sale of the Mortgaged Property and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the Mortgage giving rise to such declaration of acceleration will be considered cured, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

(1)	all overdue interest on all outstanding Collateral Trust Mortgage Bonds;

(2)	the principal of and premium, if any, on the outstanding Collateral Trust Mortgage Bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3)	interest on overdue interest, if any, to the extent lawful; and

(4)	all amounts due to the Trustee under the Mortgage; and

•	any other event of default under the Mortgage with respect to the Collateral Trust Mortgage Bonds has been cured or waived as provided in the Mortgage.

(Mortgage, Section 902.)
Trustee Powers
Subject to the Mortgage, under specified circumstances and to the extent permitted by law, if an event of default under the Mortgage occurs and is continuing, the Trustee is entitled to the appointment of a receiver for the Mortgaged Property and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Mortgage, Section 916.) In addition, the Trustee may exercise any right or remedy available to the Trustee as a holder of Class A Bonds which arises as a result of a default or event of default under any Class A Mortgage. (Mortgage, Section 917.)
Control by Holders
Other than its duties in the case of an event of default under the Mortgage, the Trustee is not obligated to exercise any of its rights or powers under the Mortgage at the request, order or direction of any of the holders, unless the holders offer the Trustee an indemnity satisfactory to it. (Mortgage, Section 1003.) If an event of default under the Mortgage has occurred and is continuing and they provide this indemnity, the holders of a majority in principal amount of the outstanding Collateral Trust Mortgage Bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Mortgage or that could involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate. (Mortgage, Section 912.)
Limitation on Holders’ Right to Institute Proceedings
No holder of Collateral Trust Mortgage Bonds will have any right to institute any proceeding under the Mortgage, or any remedy under the Mortgage, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the Mortgage;

•
the holders of a majority in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds of all series have made a written request to the Trustee and have offered indemnity satisfactory to the Trustee to institute proceedings; and

•
the Trustee has failed to institute any proceeding for 60 days after notice and has not received during that period any direction from the holders of a majority in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds inconsistent with the written request of holders referred to above;

provided that no holder or holders of Collateral Trust Mortgage Bonds shall have any right in any manner to affect or prejudice the rights of other holders of Collateral Trust Mortgage Bonds or to obtain priority over such other holders. (Mortgage, Section 907.) However, these limitations do not apply to the absolute and unconditional right of a holder of a Collateral Trust Mortgage Bond to institute suit for payment of the principal, premium, if any, or interest on the Collateral Trust Mortgage Bond on or after the applicable due date. (Mortgage, Section 908.)
We have the right to amend the Mortgage at any time without any consent or other action of the holders of any of the 2066 Bonds to revise the limitations described in the first sentence of the immediately preceding paragraph above to apply to any proceeding or remedy under or with respect to the Mortgage or the Collateral Trust Mortgage Bonds.
Evidence to be Furnished to the Trustee
Compliance with the Mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the Trustee an annual certificate as to whether or not we have fulfilled our obligations under the Mortgage throughout the preceding year. (Mortgage, Section 705.)
Modification and Waiver
Modification Without Consent
Without the consent of any holder of Collateral Trust Mortgage Bonds, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Mortgage and in the Collateral Trust Mortgage Bonds;

•
to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Collateral Trust Mortgage Bonds, or to surrender any right or power conferred upon us;

•	to add additional events of default under the Mortgage for all or any series of Collateral Trust Mortgage Bonds;

•
to change, eliminate or add any provision to the Mortgage; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of Collateral Trust Mortgage Bonds of any series in any material respect, the change, elimination or addition will become effective only:

(1)	when the consent of the holders of Collateral Trust Mortgage Bonds of such series has been obtained in accordance with the Mortgage; or

(2)	when no Collateral Trust Mortgage Bonds of the affected series remain outstanding under the Mortgage;

•	to provide additional security for any Collateral Trust Mortgage Bonds;

•	to establish the form or terms of Collateral Trust Mortgage Bonds of any other series as permitted by the Mortgage;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

•	to provide for the procedures required for us to use a noncertificated system of registration for the Collateral Trust Mortgage Bonds of all or any series;

•
to change any place where principal, premium, if any, and interest shall be payable, Collateral Trust Mortgage Bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served;

•
to amend and restate the Mortgage as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of Collateral Trust Mortgage Bonds of any series in any material respect;

•
to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the Mortgage if such changes or additions will not adversely affect the interests of the holders of Collateral Trust Mortgage Bonds of any series in any material respect; or

•
to increase or decrease the maximum amount of Collateral Trust Mortgage Bonds that may be outstanding at any one time under the Mortgage to an amount that is not less than the aggregate principal amount of Collateral Trust Mortgage Bonds then outstanding.

(Mortgage, Section 1301.)
Modification and Waiver Requiring Consent
Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding Collateral Trust Mortgage Bonds, considered as one class, is required for all other amendments or modifications to the Mortgage. However, if less than all of the series of Collateral Trust Mortgage Bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected Collateral Trust Mortgage Bond then outstanding to:

•
change the stated maturity of the principal of, or any installment of principal of or interest on, any Collateral Trust Mortgage Bond, or reduce the principal amount of any Collateral Trust Mortgage Bond or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Collateral Trust Mortgage Bond;

•
create any lien ranking prior to or on a parity with the lien of the Mortgage with respect to the Mortgaged Property, terminate the lien of the Mortgage on the Mortgaged Property or deprive any holder of a Collateral Trust Mortgage Bond of the benefits of the security of the lien of the Mortgage;

•
reduce the percentage in principal amount of the outstanding Collateral Trust Mortgage Bonds of any series the consent of the holders of which is required for any amendment or modification or any waiver of compliance with a provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements thereunder for a quorum or voting; or

•	modify certain provisions of the Mortgage relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Collateral Trust Mortgage Bonds of any series.

A supplemental indenture that changes the Mortgage solely for the benefit of one or more particular series of Collateral Trust Mortgage Bonds, or modifies the rights of the holders of Collateral Trust Mortgage Bonds of one or more series, will not affect the rights under the Mortgage of the holders of the Collateral Trust Mortgage Bonds of any other series. (Mortgage, Section 1302.)
The holders of a majority in aggregate principal amount of then outstanding Collateral Trust Mortgage Bonds, considered as one class, may waive compliance by us with some restrictive provisions of the Mortgage. (Mortgage, Section 706.) The holders of a majority in principal amount of then outstanding Collateral Trust Mortgage Bonds may waive any past default under the Mortgage, except a default in the payment of principal, premium, if any, or interest on any outstanding Collateral Trust Mortgage Bonds and certain covenants and provisions of the Mortgage that cannot be modified or amended without the consent of the holder of each outstanding Collateral Trust Mortgage Bond of any affected series. (Mortgage, Section 913.)
The Mortgage provides that Collateral Trust Mortgage Bonds owned by us or anyone else required to make payment on the Collateral Trust Mortgage Bonds shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Mortgage, Section 101.)
We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or similar act of the holders, but we have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Collateral Trust Mortgage Bonds have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Collateral Trust Mortgage Bonds will be computed as of the record date.
Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any Collateral Trust Mortgage Bond will bind every future holder of that Collateral Trust Mortgage Bond and the holder of every Collateral Trust Mortgage Bond issued upon the registration of transfer of or in exchange for that Collateral Trust Mortgage Bond. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the Collateral Trust Mortgage Bond. (Mortgage, Section 106.)
Voting of Class A Bonds
The Mortgage provides that the Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Collateral Trust Mortgage Bonds, attend meetings of holders of bonds under the related Class A Mortgage, or deliver its proxy in connection with those meetings, that relate to matters with respect to which it, as a holder, is entitled to vote or consent. The Mortgage provides that, so long as no event of default under the Mortgage has occurred and is continuing and except for the rights and remedies of the Trustee in case of a default or matured event of default under a Class A Mortgage, the Trustee will, as holder of the Class A Bonds, vote or consent (without any consent or other action by the holders of the Collateral Trust Mortgage Bonds, except as described in the proviso of clause (2) below) in favor of any amendments or modifications to the applicable Class A Mortgage as follows:

(1)
to conform any provision of a Class A Mortgage in all material respects to the correlative provision of the Mortgage, to add to a Class A Mortgage any provision not otherwise contained therein which conforms in all material respects to a provision contained in the Mortgage, to delete from a Class A Mortgage any provision to which the Mortgage contains no correlative provision and any combination of the foregoing and/or, without limiting the generality of the foregoing, to effect certain amendments included in supplemental indentures to the ELL Mortgage and the EGSL Mortgage; and/or;

(2)
with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in clause (1) above, vote all the Class A Bonds delivered under such Class A Mortgage, or consent with respect thereto, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under such Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under such Class A Mortgage; provided, however, that the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the Mortgage, would require the consent of holders of Collateral Trust Mortgage Bonds as described under “-Modification and Waiver,” without the prior consent of holders of Collateral Trust Mortgage Bonds which would be required for an amendment or modification of the Mortgage.

(Mortgage, Section 1705.)
We may make amendments to, or eliminate some of the covenants in, the ELL Mortgage with the consent of the holders of a majority of the bonds outstanding under the ELL Mortgage considered as one class, provided that, if less than all series of such bonds are affected, only the consent of holders of a majority of such bonds of each series affected, considered as one class, is required for such modification, but no such modification shall, without the consent of the holder of any such bond affected by such modification, permit:

•	the extension of the maturity or reduction of the principal of or interest on such bond or other modification in the terms of payment of such principal or interest;

•
the creation of a lien that is prior or equal to the lien of the ELL Mortgage with respect to the mortgaged property under the ELL Mortgage or the deprivation of any non-assenting holder of such bonds of the benefit of a lien on the mortgaged property under the ELL Mortgage (subject only to excepted encumbrances as defined in the ELL Mortgage); or

•	the reduction of the percentage required for modification of the ELL Mortgage.

We may make amendments to, or eliminate some of the covenants in, the EGSL Mortgage with the consent of the holders of not less than 75% in aggregate principal amount of the bonds outstanding under the EGSL Mortgage, including not less than 60% of each series affected, but no such modification shall:

•
extend the maturity of any such bonds or reduce the rate or extend the time of payment of interest on any such bonds or reduce the amount of principal of any such bonds, or reduce any premium payable on the redemption of any such bonds, without the consent of the holder of such affected bond;

•
permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the EGSL Mortgage, without the consent of the holders of all the bonds then outstanding under the EGSL Mortgage; or

•	reduce the above-described percentage of holders of bonds under the EGSL Mortgage required to approve any such modification, without the consent of the holders of all such bonds then outstanding.

If we amend a Class A Mortgage to eliminate one or more covenants as described above, a holder of Collateral Trust Mortgage Bonds would no longer benefit from such covenants.
Resignation of a Trustee; Removal
The Trustee may resign at any time by giving written notice to us or may be removed at any time by an act of the holders of a majority in principal amount of Collateral Trust Mortgage Bonds then outstanding delivered to the Trustee and us at least 31 days prior to such removal. No resignation or removal of the Trustee and no appointment of a successor Trustee will be effective until the acceptance of appointment by a successor Trustee. So long as no event of default or event that, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a Trustee appointed by act of the holders, if we have delivered to the Trustee a board resolution appointing a successor Trustee and the successor has accepted the appointment in accordance with the terms of the Mortgage, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as Trustee in accordance with the Mortgage. (Mortgage, Section 1010.)
Notices
Notices to holders of 2066 Bonds are given by mail in writing to the addresses of such holders as they may appear in the security register for the 2066 Bonds. (Mortgage, Section 108.)
Title
We, the Trustee, and any of our or the Trustee’s agents, may treat the person in whose name 2066 Bonds are registered as the absolute owner thereof, whether or not the 2066 Bonds may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Mortgage, Section 308.)
Governing Law
The Mortgage and the 2066 Bonds are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of laws principles, except where otherwise required by law, including with respect to the creation, perfection, priority or enforcement of the lien of the Mortgage. (Mortgage, Section 114.)
Information about the Trustee
The Trustee is The Bank of New York Mellon. In addition to acting as Trustee, The Bank of New York Mellon also acts, and may act, as trustee under the ELL Mortgage, the EGSL Mortgage, and various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the Trustee and its affiliates in the ordinary course of our respective businesses.
Book-Entry Only Securities
The 2066 Bonds trade through DTC. The 2066 Bonds are represented by a global certificate and registered in the name of Cede & Co., DTC’s nominee. The global certificate was deposited with the Trustee as custodian for DTC. Ownership of beneficial interests in the global certificate is limited to institutions that have accounts with DTC or its participants or persons that may hold interests through participants.
DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book‑entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly‑owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.
Purchases of the 2066 Bonds within the DTC system must be made through participants, who will receive a credit for the 2066 Bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners do not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased 2066 Bonds. Transfers of ownership in the 2066 Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their 2066 Bonds, except if use of the book‑entry system for the 2066 Bonds is discontinued.
To facilitate subsequent transfers, all 2066 Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the 2066 Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the 2066 Bonds. DTC’s records reflect only the identity of the participants to whose accounts such 2066 Bonds are credited. These participants may or may not be the beneficial owners. Participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of 2066 Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the 2066 Bonds, such as redemptions, tenders, defaults and proposed amendments to the Mortgage. Beneficial owners of the 2066 Bonds may wish to ascertain that the nominee holding the 2066 Bonds has agreed to obtain and transmit notices to the beneficial owners.
Redemption notices will be sent to Cede & Co., as registered holder of the 2066 Bonds. If less than all of the 2066 Bonds are being redeemed, DTC’s practice is to determine by lot the amount of 2066 Bonds held by each participant to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to 2066 Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the 2066 Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the 2066 Bonds.
Payments of redemption proceeds, principal of, and interest on the 2066 Bonds are and will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners are and will be governed by standing instructions and customary practices. Payments are the responsibility of participants and not of DTC, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.
Other than in the circumstances described herein, a beneficial owner will not be entitled to receive physical delivery of the 2066 Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the 2066 Bonds.
DTC may discontinue providing its services as securities depositary with respect to the 2066 Bonds at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the 2066 Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book‑entry transfers through DTC (or a successor depositary) with respect to some or all of the 2066 Bonds. In that event or if an event of default with respect the 2066 Bonds has occurred and is continuing, certificates for the 2066 Bonds will be printed and delivered. If certificates for the 2066 Bonds are printed and delivered,

•	the 2066 Bonds will be issued in fully registered form without coupons;

•
a holder of certificated 2066 Bonds would be able to exchange those 2066 Bonds, without charge, for an equal aggregate principal amount of 2066 Bonds having the same issue date and with identical terms and provisions; and

•	a holder of certificated 2066 Bonds would be able to transfer those 2066 Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book‑entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.